STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VENTRUS BIOSCIENCES, INC.

Pursuant to Section 242 of the General Corporation Law

Ventrus Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, does hereby certify, pursuant to Sections 242 and 103 of the DGCL, as follows:

1.     The name of the corporation is Ventrus Biosciences, Inc.

2.     The Corporation’s original Certificate of Incorporation was filed on October 7, 2005, under the name South Island Biosciences, Inc., an Amended and Restated Certificate of Incorporation was filed on October 24, 2005, a second Amended and Restated Certificate of Incorporation, which included a provision to change the Corporation’s name to Ventrus Biosciences, Inc., was filed on April 5, 2007, and a Third Amended and Restated Certificate of Incorporation was filed on November 10, 2010.

3.     The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

4.     Effective upon the filing of this Certificate of Amendment with the Delaware Secretary of State, ARTICLE I of the Certificate of Incorporation is hereby deleted and replaced in its entirety as follows:

“The name of the corporation is “Assembly Biosciences, Inc.” (the “Corporation”).”

5.     Effective upon the filing of this Certificate of Amendment with the Delaware Secretary of State, paragraphs 1 and 2 of ARTICLE IV of the Certificate of Incorporation are hereby deleted and replaced in their entirety as follows:

“Effective upon the filing of this Certificate of Amendment with the Delaware Secretary of State (the “Effective Time”), each five shares of the Corporation’s Common Stock, $0.001 par value per share, issued and outstanding (the “Old Common Stock”), will be converted and reconstituted into one share of the Corporation’s Common Stock, $0.001 par value per share (the “New Common Stock”). No fractional shares of New Common Stock of the Corporation will be issued. As soon as practicable following the Effective Time, the Corporation will notify its stockholders of record as of the Effective Time to transmit outstanding share certificates to the Corporation’s exchange agent and registrar (“Exchange Agent”) and the Corporation will cause the Exchange Agent to issue new certificates or book entries representing one share of common stock for every five shares transmitted and held of record as of the Effective Time; and in settlement of fractional interests that might arise as a result of such combination as of the Effective Time, cause the Exchange Agent to disburse to such holders a cash payment in an amount equal to the product obtained by multiplying (i) the closing sales price of the Corporation’s Common Stock on the day of the Effective Time as reported on the NASDAQ Capital Market (or, if the Corporation’s Common Stock is not then listed on the NASDAQ Capital Market, the last trade price prior to the Effective Time) by (ii) the number of shares of the Corporation’s Common Stock held by a holder that would otherwise have been exchanged for a fractional share interest, as determined by the Board.

The total number of shares that the Corporation shall have authority to issue, after taking into account the reverse stock split, is 55,000,000 (fifty-five million), consisting of (i) 50,000,000 (fifty million) shares of common stock, $.001 par value per share, and (ii) 5,000,000 (five million) shares of preferred stock, $.001 par value per share.”

6.     This Certificate of Amendment will be effective at 5:01 p.m., on July 11, 2014.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 10th day of July 2014.

VENTRUS BIOSCIENCES, INC.

By:	/s/ Russell H. Ellison
Russell H. Ellison
Chief Executive Officer